Exhibit 10.8

DISTRIBUTION AGREEMENT

This Distribution Agreement (the "Agreement") is entered into as of January  , 2013 ("Effective Date"), by and between COMMONWEALTH WHOLESALE CORPORATION ("CWC"), a Florida corporation, located at 1250 East Hallandale Beach Boulevard, Hallandale Beach, Florida, 33009 and ADRENALINA INCORPORATED ("Adrenalina"), a Florida corporation, whose principal address is 1250 East Hallandale Beach Boulevard, Hallandale Beach, FL 33009.

Whereas Adrenalina is a manufacturer/marketer of certain colognes and perfumes pursuant to licensing agreements with celebrities, including but not limited to Selena Gomez and Adam Levine; and

WHEREAS Adrenalina projects that sales of its products to Elizabeth Arden for the year 2013 will reach or exceed Ten Million ($10,000,000.00) dollars; and

WHEREAS, CWC is a distributor of, among other things, cosmetics and fragrance products of similar nature, target-market and type as that manufactured or marketed by Adrenalina; and

WHEREAS, CWC and Adrenalina wish to enter into an agreement regarding CWC's distribution of certain product manufactured or marketed by Adrenalina upon the terms and conditions set forth in this Agreement.

NOW THEREFORE CWC and Adrenalina agree as follows:

1. RECITALS. The above recitals are true and correct.

2. DEFINITIONS. In this Agreement, the terms listed below have the following meanings:

(a) "Product" mean any and all perfume/cologne/fragrance and all other cosmetic products manufactured or marketed by Adrenalina, including but not limited to products manufactured or marketed by Adrenalina pursuant to licensing agreements and such other products that Adrenalina develops and or markets during the term of this Agreement, including all renewal terms.

(b) "Elizabeth Arden" means that certain publicly traded company known as Elizabeth Arden Inc., located in 2400 SW 145th Avenue, Miramar, FL., specializing in the sale and distribution of cosmetics, perfumes, colognes and other similar personal grooming products to the retailers and consumers.

(c) "Price" means the price as set forth for the Product on the respective purchase order.

(d) "Advance" means the sum of one million dollar ($1,000,000.00) being advanced by CWC to Adrenalina in accordance to the terms set forth below.

(e) "PO" means purchase order.

(f) "Delivery" means receipt of product by CWC at Adrenalina's warehouse facilities in South Brunswick or Edison, New Jersey or via direct shipment to the purchaser or such other location as agreed to by the parties.

(g) "Wire" means a transfer of funds by CWC to Adrenalina via electronic banking in the amount corresponding to a respective PO.

(h) "Term" means the initial term and all renewal terms. 3. APPOINTMENT AS A DISTRIBUTOR.

(a) Adrenalina appoints CWC as its exclusive distributor of Product to Elizabeth Arden. Solely as to Elizabeth Arden, Adrenalina will market Product to, and procure POs from, Elizabeth Arden and assign said POs to CWC. During the Term of this Agreement, Adrenalina shall not accept a PO nor provide or sell Product to any other distributer, entity, person or third-party other than for the benefit of CWC, for sale of Product to Elizabeth Arden.

Adrenalina shall take all action necessary to prevent any third parties from providing Product to Elizabeth Arden, including but not limited to the filing and prosecution of legal proceedings against the third-party.

(b) In consideration of being appointed as exclusive distributor of Product to Elizabeth Arden, and the other promises and obligations created by this Agreement, CWC agrees to provide Adrenalina the Advance, which Advance shall be held by Adrenalina and applied in accordance with the provisions of this Agreement. Upon the termination of the Agreement the balance of the advance shall be refunded to CWC as provided for herein, without set-off or discount of any kind.

(c) CWC shall also have the right to purchase for re-sale or distribution, up to Three Million ($3,000,000.00) dollars of Product from Adrenalina, at the rate of seventy-five (70%) per cent of list price for product under the Selena Gomez product line and at the rate of seventy (75.%).per cent of list price for product under the Adam Levine product line.

4. TERMS OF PAYMENT ORDERS AND DELIVERY.

(a) Adrenalina shall ship Product promptly upon receipt of the Wire but no later than 75 days from receipt of the Wire.

(b) Upon the submission of the PO from Elizabeth Arden, CWC will wire to Adrenalina an amount equal to forty three and 1/2 percent (43.5%) of the respective PO. Upon receipt of the PO and Wire, Adrenalina will be entitled to draw down from the Advance an amount equal to the Wire (exclusive of freight, insurance, taxes and other such cost) which shall constitute full and final payment to Adrenalina for the particular PO.

(c) Notwithstanding the foregoing, there shall a forty five (45) day moratorium commencing the day immediately following CWC's funding of the Advance, during which 45 day period, Adrenalina shall not submit any POs from Elizabeth Arden for which CWC would have to advance 43.5% of the PO. Should Elizabeth Arden submit a PO for Product during the 45 day moratorium, CWC shall pay Adrenalina the sum equal to 87% of the PO at Delivery, 1/2 via wire and 1/2 via draw down from the Advance, as payment in full of the Product identified in the PO.

(d) Regardless of any other term in this Agreement to the contrary, the maximum amount CWC shall be required to fund to Adrenalina at any one point in time is One Million Five Hundred Thousand ($1,500,000.00), inclusive of the Advance. The Parties agree to coordinate the submission of Elizabeth Arden POs accordingly to comply with this provision limiting CWC's maximum funding to $1,500,000.00 (inclusive of the Advance).

(e) CWC will take Delivery of Product F.O.B. Adrenalina's distribution facilities. All freight, insurance, duty, and taxes applicable to the PO shall be paid by CWC. The prices, terms and conditions stated in this Agreement shall apply to orders for Product by CWC regardless of the provisions of Adrenalina's invoices, purchase orders or other business forms.

(f) CWC will be responsible for arranging terms for delivery of the Product to the respective purchaser.

(g) In the event Adrenalina does not make Delivery of the Product within seventy five (75) days of the Wire, CWC shall be entitled to an additional two (2%) percent discount off the sum due to Adrenalina (i.e., CWC would tender payment equal to 85% not 87% of the PO to Adrenalina).

(h) In the event Adrenalina fails to make Delivery of the Product within 90 days of the Wire, Adrenalina shall refund to CWC the Wire and the sum drawn down against the Advance for the particular PO.

5. DUTIES OF CWC. CWC shall:

(a) Maintain any proprietary information pertaining to Adrenalina's business practices gleaned from operation of the transactions contemplated by the Agreement in confidence.

(b) Use its best efforts to protect copyrights, trademarks, and other proprietary rights of Adrenalina in the Product.

(c) Replenish the Advance upon shipment by Adrenalina of $2,000,000.00 of Product to Elizabeth Arden pursuant to POs submitted on behalf of CWC.

(d) Be responsible for arranging terms for delivery of the Product to respective purchaser.

6. DUTIES OF ADRENALINA. Adrenalina shall:

(a) Subject to the 45 day moratorium referred to in Paragraph 4(c) above, Adrenalina shall submit POs from Elizabeth Arden totaling no less than $500,000.00 within 120 days of the effective date of this Agreement.

(b) Refrain from selling Product directly to Elizabeth Arden or to any person other than CWC who is engaged in selling or reselling Product to Elizabeth Arden and will not permit any other CWC or third-party to sell Product directly or indirectly to Elizabeth Arden.

(c) Indemnify, defend and hold harmless CWC of any claims, suits, costs of losses, including but not limited to damages, attorney's fees and cost of litigation against all claims arising from a claim that a permitted sale of the Product under this Agreement infringes on any trademark, trade name, copyright, other property rights, licensing rights and all other such claims arising from the distribution of Product by CWC.

(d) Maintain any proprietary information pertaining to CWC's business practices gleaned from operation of the transactions contemplated by the Agreement in confidence and implement safeguards against disclosure.

(e) Deliver to CWC the personal guarantee of Ilia Lekach and Deborah Lekach, in the form and substance satisfactory to CWC, in its sole and absolute discretion.

7. NO RESALE RESTRICTIONS. Adrenalina shall not impose any re-sale restriction on CWC's re-sale or distribution of Product in regard to POs submitted by CWC for customers other than Elizabeth Arden,

8. RELATIONSHIP OF PARTIES. The relationship between Adrenalina and CWC shall at all times be that of vendor and vendee (supplier and CWC). The relationship established by CWC and Adrenalina under this Agreement is that of appointing CWC as exclusive CWC of Product to Elizabeth Arden and nonexclusive CWC of Product to other clients and customers of CWC. Under no circumstances shall CWC be considered as a representative or agent of Adrenalina. Likewise, Adrenalina shall not be considered as a representative or agent of CWC. Neither party has the right or authority to enter into any contractual obligations or make any representation in the name of or on behalf of the other. CWC may indicate, in signs, advertising, publicity, or other sales or marketing media or materials, that it is an authorized dealer or CWC of Manufacturer's Products. Nothing in this Agreement shall be construed as precluding or preventing CWC from distributing any other similar brands or products, whether or not marketed by Adrenalina.

9. TERM AND TERMINATION.

(a) This Agreement shall be effective for a term of Thirteen (13) months from the Effective Date, and may be extend for one additional year by either party giving written notice no less than 60 days prior to the expiration of the pending term.

(b) Should Adrenalina sell or otherwise dispose of its rights to either the Selena brand or Adam Levine brand, or both, or should Adrenalina's principals transfer their interests in Adrenalina, this agreement shall terminate at the option of CWC as of effective the date of the closing of said sale or transfer of interests.

Adrenalina shall refund to CWC at closing of the sale or transfer, the remaining balance of the advance any other monies tendered by CWC in connection with any pending Elizabeth

Arden POs for which the delivery was not completed as of the date of closing.

(c) In addition to section (b) above, CWC shall have the right to terminate this agreement for cause, including but limited to the following:

i.	Adrenalina's financial situation; Adrenalina's failure to timely deliver the Product; Adrenalina's breach of this Agreement;

iv.	Adrenalina's submission of false or fraudulent reports, forms, or license agreements;

v.
after 30 days' written notice and demand to cure from CWC, if Adrenalina is in default in the performance of any material obligation under this Agreement; provided, however, if Adrenalina cures any such default within the 30 day notice period, then such notice shall be of no force or effect.

vi.	Failure of Adrenalina to procure $500,000.00 in POs from Elizabeth Arden within 90 days of CWC's funding of the Advance

(d) In addition to section (b) above, Adrenalina shall have the right to terminate this agreement for cause, including but limited to the following:

i.	CWC's financial situation; CWC's failure to timely deliver the Product; CWC's breach of this Agreement;

iv.	CWC's submission of false or fraudulent reports, forms, or license agreements;

v.
after 30 days' written notice and demand to cure from Adrenalina, if CWC is in default in the performance of any material obligation under this Agreement; provided, however, if CWC cures any such default within the 30 day notice period, then such notice shall be of no force or effect.

(e) Termination of this Agreement by CWC for cause will be effective upon the date of delivery of notice of termination to Adrenalina.

(f) Upon the termination of the Agreement by virtue of non-renewal or for cause by either party, Adrenalina shall immediately refund to CWC the Advance and any other monies wired by CWC in connection with any pending Elizabeth Arden POs for which the delivery was not completed.

(f) In the event of termination for cause under provision 9(c) vi, CWC shall receive the return of the Advance, plus any sums received by Adrenalina for POs yet to be delivered, in addition to the sum of One Hundred Thousand ($1)30,000.00) dollars.

10. WARRANTIES

(a) Adrenalina warrants to CWC that the Products shall be original ones, free from defect and suitable for its intended use.

(b) Adrenalina is authorized to enter into this Agreement.

(c) Adrenalina warrants this Agreement does not violate any law, statute, rule, or other agreement/contract pertaining to the Product amongst Adrenalina and its licensors, suppliers, providers or the manufacturer of the Products.
11. NONASSIGNABILITY.

Neither this Agreement nor any rights or obligations of either party hereunder shall be assignable or transferable, in whole or in part, by operation of law or otherwise, without the prior written consent of the non-assigning party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

12. NOTICES.

Any notices or other communications required or permitted hereunder shall be in writing and personally delivered at the principal business addresses designated at the beginning of this Agreement, or mailed by registered or certified mail, return receipt requested, postage prepaid, at the address set forth above, or to such other address or addresses as may be hereafter furnished by one party to the other party in compliance with the terms hereof.

13. FORCE MAJEURE. Neither party shall be liable for failure or delay in performance of any of its obligations hereunder if such delay or failure to perform is caused by circumstances beyond its control, provided performance is accomplished within a reasonable time of the anticipated date had the Force Majure event not interrupted performance.

14. GOVERNING LAWS. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, U.S.A. Venue for any legal action or proceeding with respect to this Agreement shall be the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida. If any legal action or proceeding is initiated, the prevailing party shall be entitled to all attorney fees, court costs, and expenses, at the trial and appellate levels, in addition to any other relief to which such prevailing party may be entitled.

15. MISCELLANEOUS.

(a) This Agreement constitutes the entire agreement and
understanding of the parties with respect to the subject matter hereof and supersedes and terminates all other prior commitments, arrangements or understandings, both oral and written, between the parties with respect thereto. This Agreement may not be modified or amended except by an instrument in writing executed by each of the parties. None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, their agents or employees, but may be waived only by an instrument in writing signed by an officer of the waiving party. No waiver of any provision of this Agreement on one occasion shall constitute a waiver of any other provision or of the same provision on another occasion.

(b) Nothing in this Agreement shall be construed as precluding CWC from distributing or selling products similar to or in competition with any and all products manufactured or marketed by Adrenalina.

(c) This Agreement does not create any relationship of principal and agent, partnership, join venture or employer and employee between CWC and Adrenalina. CWC is an independent contractor to Adrenalina and both parties acknowledge that it does not possess the authority to and shall not assume or create obligations on behalf of the other.

16. TITLES FOR CONVENIENCE. Titles used in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants, or conditions of this Agreement.

17. SEVERABILITY. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. Whenever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, article, paragraph, sentence or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the indefinite, invalid or unenforceable provision shall be deemed deleted, and the remaining part of the Agreement shall continue in full force and effect. If any tribunal or court of competent jurisdiction deems any provision hereof unenforceable, such provision shall be modified only to the extent necessary to render it enforceable and this Agreement shall be valid and enforceable and the parties hereto agree to be bound by and perform same as thus modified.

17. WAIVER OF JURY TRIAL. ADRENALIA AND CWC AGREE THAT, TO THE

EXTENT PERMITTED BY APPLICABLE LAW, ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT BY CWC OR ADRENALIAN ON OR WITH RESPECT TO THIS AGREEMENT OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. CWC AND ADRENALIA EACH HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND INTELLIGENTLY, AND WITH THE ADVICE OF THEIR RESPECTIVE COUNSEL, WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. FURTHER, ADRENALINA WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. GUARANTOR ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT CWC WOULD NOT ENTER INTO THIS AGREEMENT IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS AGREEMENT.

IN WITNESS WHEREOF, the undersigned parties have entered into this Agreement as of the day and year first above written.

PERSONAL GUARANTEE OF PERFORMANCE AND PAYMENT

The undersigned, ILIA LEKACH and DEBORAH LEKACH, ("Guarantors"), the sole shareholders of Adrenalina Incorporated, hereby request Commonwealth Wholesale Corporation, a Florida corporation ("CWC") to execute a Distribution Agreement ("Agreement") which may now or hereafter be entered into between Adrenalina and CWC for the distribution of Adrenalina product by CWC.

In consideration of CWCTs entering into such Agreement, Guarantors hereby agree as follows:

1. The word "Indebtedness" herein means and includes any and all obligations of Adrenalina arising under or pursuant to the Agreement, and all other obligations, whether now existing or hereafter arising, of Adrenalina to CWC of whatever nature.
2. Guarantors promise to pay to CWC or to CWC's order any and all Indebtedness of Adrenalina to CWC and to perform any and all obligations of Adrenalina including, without limitation, obligations under the Agreement or any other agreement, instrument or lease relating to, evidencing or securing any Indebtedness.
3. No exercise or non-exercise by CWC of any right hereunder, no dealing by CWC with Adrenalina or any other person, and no change, impairment or suspension of any right or remedy of CWC shall in any way affect any Indebtedness of Guarantors hereunder.

4. Guarantors waive and agree not to assert or take advantage of (a) any right to require CWC to proceed against Adrenalina or any other person, firm or corporation or to proceed against or exhaust any security held by CWC at any time or to pursue any other remedy in C WC's power; (b) any statute of limitations in any action hereunder to collect any Indebtedness guaranteed hereby; (c) any defense that may arise by reason of Adrenalina's incapacity, lack of authority, insolvency or bankruptcy or CWC's failure to file or enforce a claim against the estate (either in bankruptcy, or other proceeding) of Adrenalina, any other or others; (d) demand, protest and notice of any kind including, without limitation, notice of the existence, creation or incurring of new or additional Indebtedness or obligations or of any action or non-action on the part of Adrenalina, CWC, any endorser, creditor of Adrenalina or Guarantor under this or any other instrument, or any other person, in connection with any obligation or evidence of indebtedness held by CWC or in connection with any Indebtedness hereby guaranteed; (e) any defense based upon an election of remedies by CWC including, without [imitation, an election to proceed by non-judicial rather than judicial foreclosure, which election destroys or otherwise impairs subrogation and/or other rights of Guarantors or the right of Guarantors to proceed against Adrenalina for reimbursement, or both; and (0 any duty of CWC to disclose to Guarantors any facts that CWC may now or hereafter know about Adrenalina, regardless of whether CWC has reason to believe that any such facts materially increase the risk beyond that which Guarantors intend to assume or has reason to believe that such Facts are unknown to Guarantors or has a reasonable opportunity to communicate such facts to Guarantors, it being understood and agreed that Guarantors are responsible to be and to keep informed of Adrenalina's financial condition and of all circumstances bearing on the risk of nonpayment of any Indebtedness hereby guaranteed.
5. Until all Indebtedness to CWC is paid in full and all Adrenalina's obligations to CWC are fully performed, Guarantors shall have no right of subrogation and waive any right to enforce any remedy that CWC now has or may hereafter have against Adrenalina.

6. All existing or future Indebtedness of Adrenalina to Guarantors and, any right to withdraw any capital of Guarantor invested in Adrenalina, is hereby subordinated to all Indebtedness hereby guaranteed.
7. Guarantors' liabilities and all rights, powers and remedies of CWC hereunder and under any other agreement now or at any time hereafter in force between CWC and Guarantors shall be cumulative and not alternative and such rights, powers and remedies shall be additional to all rights, powers and remedies given to CWC by law.
8. Upon an Event of Default, all liabilities of Guarantors hereunder shall become immediately due and payable without demand or notice and, in addition to any other remedies provided by law, CWC may:

8.1.1. Enforce the obligations of Guarantors under this Guaranty.

8.1.2. To the extent not prohibited by, and in addition to any other remedy provided by law, setoff against any of the Liabilities any sum owed by CWC in any capacity to Guarantor whether due or not.

8.2. Settlement of any claim by CWC against Adrenalina, whether in any proceeding or not, and whether voluntary or involuntary, shall not reduce the amount due under the terms of this Guaranty, except to the extent of the amount actually paid by Adrenalina or any other obligated party.

9. Guarantors' obligations hereunder are joint and several, and independent of Adrenalina’s obligations. In the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantors, or any of them, regardless of whether action is brought against Adrenalina or whether Adrenalina is joined in any such action or actions. CWC may maintain successive actions for other defaults. CWCTs rights hereunder shall not be exhausted by CWC's exercise of any rights or remedies or by any such action or by any number of successive actions until and unless all Indebtedness has fully been paid and performed.
10. This is a Continuing Guarantee. It shall be irrevocable during the initial and any renewal term or extensions of the Agreement and until all Indebtedness has been fully paid and the obliga-
tions guaranteed have been fully performed. Thereafter, this Guarantee may be revoked only by written notice by Guarantors to CWC after CWC's receipt of such notice. The rights and remedies of CWC, as provided herein and in the Agreement, shall be cumulative and concurrent, may be pursued separately, successively or together, may be exercised as often as occasion therefore shall arise, and shall be in addition to any other rights or remedies conferred upon CWC at law or in equity. The failure, at any one or more times, of CWC to exercise any such right or remedy shall in no event be construed as a waiver or release thereof. CWC shall have the right to take any action it deems appropriate without the necessity of resorting to any collateral securing this Guaranty.

11. Nether any provision of this Guarantee nor right of CWC hereunder can be waived, nor can Guarantors, or any of them, be released from Guarantors' obligations hereunder except by a writing duly executed by CWC. Should any provision(s) or portion(s) of any provisions of this Guarantee be found by a court of competent jurisdiction to be illegal or unenforceable, all other provisions nevertheless shall be effective. This Guarantee shall be governed by and construed in accordance with the law off Florida.

12. The obligation of each Guarantor shall be primary, joint and several.

13. Each of the following shall constitute a default (each, an "Event of Default") hereunder:

13.        Non-payment when due of any sum required to be paid to CWC under the Agreement;

13.2. A breach by Guarantors of any other term, covenant, condition, obligation or agreement under this Guaranty, and the continuance of such breach for a period of thirty (30) days after written notice thereof shall have been given to Guarantors;
13.3. Any representation or warranty made by Guarantors in this Guaranty shall prove to be false, incorrect or misleading in any material respect as of the date when made;

13.4. The death or either or both Guarantors; or

13.5. An Event of Default under the Agreement.

14. This Guarantee constitutes the entire agreement of Guarantors and CWC with respect to the subject matter hereof and no representation, understanding, promise or condition concerning the subject matter hereof shall bind CWC unless expressed herein.

15. There is no action, suit, or proceeding at law or in equity or by or before any governmental authority, agency or other instrumentality now pending or, to the knowledge of Guarantors, threatened against or affecting Guarantors or any of Guarantors' properties or rights which, if adversely determined, would materially impair or affect: (i) Guarantors right to carry on his business substantially as now conducted (and as now contemplated); (ii) Guarantors' financial condition; or (ii) Guarantor's capacity to consummate and perform his obligations under this Guaranty

16. Venue for any dispute or enforcement arising under this Guarantee shall be the Seventeenth Judicial Circuit in and for Broward County, FL. This Guaranty shall be governed by and construed in accordance with the substantive laws of the State of Florida without reference to conflict of laws principles

17. If CWC retains the services of counsel by reason of a claim of a default or an Event of De-fault hereunder or under the Agreement, or on account of any matter involving this Guaranty, all costs of suit and all reasonable attorneys' fees and such other expenses so incurred by CWC shall forthwith, on demand, become due and payable and shall be secured hereby

18. If, after receipt of any payment of all or any part of the Liabilities, CWC is compelled or agrees, for settlement purposes, to surrender such payment to any person or entity for any reason (including, without limitation, a determination that such payment is void or voidable as a preference or fraudulent conveyance, an impermissible setoff, or a diversion of trust funds), then this Guaranty shall continue in full force and effect or be reinstated, as the case may be, and Guarantor shall be liable for, and shall indemnify, defend and hold harmless CWC with respect to the full amount so surrendered. The provisions of this Section shall survive the termination of this Guaranty and shall remain effective notwithstanding the payment of the Indebtedness, the cancellation of the Agreement, this Guaranty or any other action which CWC may have taken in reliance upon its receipt of such payment. Any cancellation, release or other such action shall be deemed to have been conditioned upon any payment of the Liabilities having become Final and irrevocable.

19. WAIVER OF JURY TRIAL. GUARANTORS AND CWC AGREE THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT BY CWC OR GUARANTOR ON OR WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. CWC AND GUARANTORS EACH HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND INTELLIGENTLY, AND WITH THE ADVICE OF THEIR RESPECTIVE COUNSEL, WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. FURTHER, GUARANTORS WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. GUARANTORS ACKNOWLEDGE AND AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS GUARANTY AND THAT CWC WOULD NOT EXTEND CREDIT TO BORROWER IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS GUARANTY.

INTENDING TO BE BOUND, Guarantors, intending to be legally bound, has duly executed and delivered this Guaranty Agreement this 22- day of January 2013.